Exhibit 1
Joint Filing Agreement
In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of New Generation Biofuels Holdings, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this 30th day of March, 2009.
Date: March 30, 2009

2020 ENERGY, LLC
By:	/s/ Abraham Jacobi
Abraham Jacobi
Manager

/s/ Abraham Jacobi
Abraham Jacobi